Exhibit 10.1

EXECUTION VERSION

MANAGEMENT AGREEMENT

This MANAGEMENT AGREEMENT (this “Agreement”) is entered into as of May 22, 2015 between Batman Holdings Inc., a Delaware corporation (“Parent”), Batman Intermediate Holdings A, Inc., a Delaware corporation (“Intermediate Holdings A”), Batman Intermediate Holdings B, Inc., a Delaware corporation (“Intermediate Holdings B” and together with Intermediate Holdings A, “Intermediate Holdings”), Blue Coat Holdings, Inc., a Delaware corporation (“Holdings”), Blue Coat Systems, Inc., a Delaware corporation (the “Company”), Bain Capital Partners, LLC, a Delaware limited liability company (“BCP”) and Bain Capital Europe, LLP, an English limited liability partnership (“BCE” and with BCP, each a “Manager” and together, the “Managers”).

RECITALS

WHEREAS, Parent has entered into the Agreement and Plan of Merger dated as of March 9, 2015 (the “Merger Agreement”), by and among Parent, Batman Merger Sub, Inc. a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Acquisition Sub”), and Holdings, pursuant to which Acquisition Sub merged with and into Holdings (the “Merger”) on the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, in connection with the Merger and related transactions, the Managers have provided advice, analysis and assistance, including with respect to due diligence investigations and the structuring and negotiation of debt facilities and other matters (the “Financial Advisory Services”); and

WHEREAS, the Group Companies desire to retain each Manager for management, consulting, financial and other advisory services for themselves and their respective direct and indirect subsidiaries, and each Manager is willing to provide such services on the terms set forth below.

AGREEMENT

NOW THEREFORE, in consideration of the mutual agreements contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.	Services. During the Term, the Managers shall provide to the Group Companies such services as the Managers and the Group Companies mutually agree from time to time, which services may include:

(a) general business consulting services;

(b) financial, managerial and operational advice in connection with day-to-day operations, including advice with respect to the development and implementation of strategies for improving the operating, marketing and financial performance of the Group Companies;

(c) real estate functions, including management and monitoring of real estate properties and development and implementation of real estate strategies;

(d) advisory and consulting services in relation to the selection, supervision and retention of independent auditors, outside legal counsel, consultants and investment bankers;

(e) advice in connection with the negotiation and consummation of agreements, contracts, documents and instruments necessary to provide the Group Companies with financing on terms and conditions satisfactory to the applicable Group Companies;

(f) advice in connection with financing or refinancing, recapitalization, reorganization, restructuring, offering of debt or equity securities, acquisition, disposition, merger, joint venture or other business combination, capital transaction (including dividends or distributions and equity repurchases) or Change of Control transactions involving any of the Group Companies or any of their direct or indirect subsidiaries (however structured); and

(g) financial and strategic planning and analysis, consulting services and executive recruitment services and other human resources-related services.

Each Manager shall devote to the performance of the services contemplated hereby such time and effort of its partners, members, managers, employees and agents as each Manager reasonably deems sufficient to provide the services hereunder; provided, however, that no particular personnel and no specified number of hours will be required to be devoted by each Manager on a weekly, monthly, annual or other basis. The fees and other compensation specified in this Agreement shall be payable by the Group Companies regardless of the extent of services requested by the Group Companies and regardless of whether the Group Companies request the Managers to provide any services. Each Group Company acknowledges that each Manager’s services are not exclusive to the Group Companies (or any of them) and that each Manager may render similar services to other Persons. The Group Companies and the Managers understand that any of the Group Companies may, at times, engage one or more investment bankers, financial advisers or other Persons to provide services in addition to, but not in lieu of, services provided by the Managers under this Agreement. In providing services to the Group Companies, the Managers will act as an independent contractor, and it is expressly understood and agreed that this Agreement is not intended to create, and does not create, any partnership, agency, joint venture or similar relationship, and that no party hereto has the right or ability to contract for or on behalf of any other party hereto or to effect any transaction for the account of any other party hereto.

The services provided by the Managers hereunder may include advice and recommendations regarding potential future events and there can be no guarantee that such future events will occur as anticipated or at all. The Group Companies will be responsible for determining the manner in which such advice and recommendations will be used. The Managers will not have any responsibility for implementing any advice or recommendations provided under this Agreement and will not perform any management functions or make management decisions with respect to any such advice or recommendations. Without limiting the generality of the foregoing, if the Managers are requested by any Group Company or any of its representatives to represent the interests of any Group Company in discussions and other interactions with third parties, the Managers shall be acting at the instruction of and on behalf of such Group Company and will not be deemed to be acting in each Manager’s personal capacity.

2.	Payment of Fees.

(a) During the Term, the Company shall pay to the Managers (or such affiliate(s) of each such Manager as each such Manager may designate from time to time) an aggregate, non-refundable annual retainer fee (which fee may be adjusted pursuant to Section 2(b), the “Periodic Fee”) of $5,000,000 for ongoing services provided by the Managers under this Agreement, which fee shall be paid by the Company in quarterly installments in advance on or before the start of each calendar quarter; provided, however, that, for the period from the date hereof through the calendar quarter ending June, 30, 2015, the Company shall pay the installment of the Periodic Fee due for that calendar quarter on the date of this Agreement in an amount that is pro-rated based on the number of days in that period relative to the total number of days in the quarter. The Periodic Fee shall be allocated $3,550,000 to BCP and $1,450,000 to BCE (which amounts may be adjusted by mutual agreement of BCP and BCE to reflect any increase in the Periodic Fee pursuant to Section 2(b)) or as otherwise determined by mutual agreement of BCP and BCE with such determination specified in writing to the Company prior to the applicable payment date.

(b) If Parent or any of its subsidiaries acquires, directly or indirectly, greater than fifty percent (50%) of a corporation, partnership, limited liability company, business trust, division or other business (or the assets of a business) in any transaction or a series of related transactions (whether such transaction(s) are structured as a merger, purchase or sale of stock or other equity interest, purchase or sale or other disposition of assets, recapitalization, refinancing, exchange, reorganization, consolidation, tender offer, public or private offering or otherwise, and whether consummated by Parent or any of its subsidiaries) during the Term (each an “Add-On Acquisition”) and Parent’s Consolidated EBITDA after giving effect to such Add-On Acquisition is increased by at least $50,000,000, then the Periodic Fee owed to the Managers hereunder shall automatically be adjusted upon the consummation of such Add-On Acquisition to equal (i) the quotient (which shall in no event be less than 1) of (A) the Parent’s Consolidated EBITDA after giving effect to such Add-On Acquisition divided by (B) the Parent’s Consolidated EBITDA without giving effect to such Add-On Acquisition multiplied by (ii) the Periodic Fee in effect at the time of such Add-On Acquisition.

(c) Notwithstanding the provisions of Section 2(a), if any Group Company’s board of directors determines in good faith that making a payment of any portion of the Periodic Fee would jeopardize any Group Company’s ability to continue as a going concern (including by virtue of any legal, contractual or other similar restrictions prohibiting such payment), then the non-payment of such portion shall not constitute a default under this Agreement and such portion instead shall be paid to the Managers at the earliest such time that such Group Company’s board of directors determines in good faith that making such payment no longer jeopardizes such Group Company’s ability to continue as a going concern (including by virtue of such payment being no longer prohibited); provided, that each Group Company agrees to use reasonable best efforts to satisfy all conditions necessary to (i) prevent any such payment restrictions from arising and (ii) eliminate as promptly as practicable any such payment restrictions that do arise, with the understanding that no Group Company shall be required to take any action, or omit to take any action, that such Group Company’s board of directors determines in good faith would jeopardize its ability to continue as a going concern.

(d) During the Term, the Managers may advise Group Companies in connection with Subsequent Transactions. The Company will pay to the Managers (or such affiliate(s) of each such Manager as each such Manager may designate from time to time) an aggregate fee (each a “Subsequent Transaction Fee”) in connection with each Subsequent Transaction in an amount equal to one percent (1%) of the gross transaction value of such transaction. Subsequent Transaction Fees will be due and payable at the closing of the relevant transaction. In the case of transactions involving debt financing, the Subsequent Transaction Fees will be determined based on the gross amount of financing committed or otherwise available to the Group Companies as of the closing of such Subsequent Transaction (prior to any reduction for original issue discount, fees, expenses, restrictions on amounts to be drawn at closing, mandatory pre-payments or other similar reductions), regardless of whether or not such financing is actually drawn or funded at or following such closing. With respect to the advice and related services provided by the Managers that give rise to Subsequent Transaction Fees, the Group Companies will, in consultation with the Managers, use their reasonable best efforts to allocate Subsequent Transaction Fees between the Pre-LOI Period and the Post-LOI Period pro rata based on the number of hours spent advising the Group Companies during each of the Pre-LOI Period and Post-LOI Period with respect to each Subsequent Transaction giving rise to a Subsequent Transaction Fee. Each Subsequent Transaction Fee will be allocated between the Managers as determined by mutual agreement of BCP and BCE with such determination specified in writing to the Company prior to the applicable payment date.

(e) In the case of an Initial Public Offering, the Company shall pay to each Manager (or such affiliate(s) of each Manager as such Manager may designate) upon the closing of such Initial Public Offering, in addition to the fees payable above, a lump sum amount equal to the product of (i) the aggregate annual Periodic Fee in the amount then applicable multiplied by (ii) five. The payment made pursuant to this Section 2(e) will be allocated between the Managers as determined by mutual agreement of BCP and BCE with such determination specified in writing to the Company prior to the closing of an Initial Public Offering.

Each payment made pursuant to this Section 2 will be paid by wire transfer of immediately available federal funds to the account specified on Schedule 1 hereto, or to such other account(s) as the Managers may specify to the Company in writing prior to such payment. In addition, prior to the payment of any Subsequent Transaction Fee pursuant to Section 2(d) hereof, each Manager shall invoice or otherwise inform the Company (including by e-mail) of the amount due and, if requested and where applicable, the applicable services performed. The Managers may, upon the mutual agreement of BCP and BCE and in their sole discretion, elect to waive payment of all or any portion of any fees or other amounts due under Section 2. No waiver of any payment on any one occasion will extend to, effect, or be construed as, a waiver of any future payment. Each Manager’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

3.	Term.

(a) The term of this Agreement will commence on the date of this Agreement and continue in full force and effect until the earliest to occur of (i) written notification by the Managers to the Company of the Managers’ decision to terminate this Agreement, (ii) the closing of an Initial Public Offering, (iii) the occurrence of a Change of Control, and (iv) the delivery of written notice of termination of this Agreement by any non-breaching party if any Manager or any Group Company is in material breach of this Agreement and such material breach is not cured within 30 days after such written notice is given (the period commencing on the date of this Agreement and ending on any such event of termination being referred to herein as the “Term”).

(b) Upon any termination of this Agreement, (i) this Section 3(b) and each of Sections 4 through 13 inclusive (whether relating to services rendered during or after the Term) will survive such termination to the maximum extent permitted under applicable law; (ii) any and all unpaid obligations of the Group Companies under this Agreement shall be paid not later than five business days following such termination; and (iii) all obligations of the Managers under this Agreement will terminate and any subsequent services rendered by the Managers to the Group Companies will be separately compensated.

4.	Expenses; Indemnification.

(a) Expenses. The Company shall pay upon presentment of an invoice all Reimbursable Expenses. As used herein, “Reimbursable Expenses” means all (i) expenses incurred or accrued prior to the effective date of the Merger (the “Closing Date”) by the Managers or their affiliates in connection with this Agreement, the Merger Agreement, the Merger or any related transactions, including the out-of-pocket expenses and the fees and charges of (A) Ropes & Gray LLP, (B) PricewaterhouseCoopers LLP, and (C) any other consultants or advisors, appraisal or valuation firms, information or exchange agents, or other Persons retained by the Managers or any of their affiliates in connection with such transactions, (ii) reasonable out-of-pocket expenses incurred from and after the Closing Date relating to any of the Bain Capital Funds’ (as defined below) investment in, the operations of, or the services provided by the Managers to, the Group Companies or any of their direct or indirect subsidiaries from time to time, (iii) reasonable out-of-pocket legal expenses incurred by the Managers, any of their affiliates or any of the Bain Capital Funds from and after the date of this Agreement in connection with the enforcement of rights or taking of actions under this Agreement, under the certificate of incorporation and bylaws (or equivalent documentation) of any of the Group Companies, or under any subscription agreements, stockholders or investor rights agreements, registration rights agreements, voting agreements or other agreements entered into with any of the Group Companies in connection with direct or indirect investments by the Bain Capital Funds or their affiliates in, or financing by any of them of, any of the Group Companies (subject to any applicable limitations on expense reimbursement rights expressly set forth in such agreements), and (iv) reasonable expenses incurred from and after the Closing Date by the Managers or their affiliates that the Managers, in their sole discretion, deems properly allocable to the Group Companies.

(b) Indemnification. The Group Companies hereby jointly and severally indemnify and agree to exonerate and hold each Manager, each Bain Capital Fund and each of their respective Related Persons (each Manager, each Bain Capital Fund and each such Related Person, an “Indemnitee”) free and harmless from and against any and all actions, causes of action, suits, claims, counterclaims, judgments, awards, settlements, penalties, liabilities, damages, losses, costs and expenses (including reasonable attorneys’ fees and expenses) incurred by any Indemnitee before, on or after the date of this Agreement (collectively, the “Indemnified Liabilities”), as a result of, arising out of, or in any way relating to, (i) this Agreement, the Merger Agreement, the Merger, any transaction to which any of the Group Companies or any of their respective affiliates is a party, or any other circumstances with respect to any of the Group Companies or any of their respective affiliates or (ii) operations of, or services provided by the Managers to, any of the Group Companies or any of their respective direct or indirect subsidiaries from time to time (including any indemnification obligations assumed or incurred by any Indemnitee to or on behalf of any of the Group Companies, or any of their accountants or other representatives, agents or affiliates). If and to the extent that the foregoing undertaking is found by a court of competent jurisdiction to be illegal, unenforceable or otherwise unavailable for any reason, the Group Companies shall, jointly and severally, contribute to the payment and satisfaction of any and all Indemnified Liabilities to the maximum extent permissible under applicable law. The rights of any Indemnitee to indemnification hereunder will be in addition to any other rights any such Indemnitee has under any other agreement or instrument to which such Indemnitee is or becomes a party or of which such Indemnitee is or otherwise becomes a beneficiary (whether by operation of law, by contract or otherwise). Notwithstanding the foregoing or any other provisions hereof, the rights of the Indemnitees (other than the Managers) hereunder may be exercised and enforced on their behalf exclusively by the Managers and not by such other Indemnitees.

(c) Indemnification Priority. Each Group Company hereby acknowledges that the rights to indemnification, advancement of expenses and/or insurance provided pursuant to this Section 4 may also be provided to certain Indemnitees by the Managers, certain of the Bain Capital Funds and/or certain of their respective affiliates (other than the Group Companies) (the Managers and such other Persons, “Affiliate Indemnitors”) and/or by insurers providing insurance coverage to the Affiliated Indemnitors. Each Group Company hereby agrees that, as between the Group Companies, on the one hand, and the Affiliate Indemnitors and their insurers, on the other, (i) the Group Companies are the indemnitors of first resort with respect to all indemnifiable claims against such Indemnitees, whether arising under this Agreement or otherwise (i.e., the Group Companies’ obligations to such Indemnitees are primary and any obligation of any of the Affiliate Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Indemnitees are secondary), (ii) the Group Companies shall be required to advance the full amount of expenses incurred by such Indemnitees and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement (or any other agreement between any of the Group Companies and such Indemnitee), without regard to any rights such Indemnitee may have against any of the Affiliate Indemnitors or any of their insurers and (iii) each Group Company hereby knowingly, intentionally and irrevocably waives, relinquishes and forever releases the Affiliate Indemnitors from any and all, and covenants not to sue any of the Affiliate Indemnitors in respect of any, claims for contribution, subrogation or any other right or theory, recovery of any kind against the Affiliate Indemnitors in respect thereof. The Group Companies, jointly and severally, shall indemnify the Affiliate Indemnitors directly against any and all amounts that the Affiliate Indemnitors pay as indemnification or advancement on behalf of any such Indemnitee and for which such Indemnitee may be entitled to indemnification from any of the Group Companies in connection with serving as a director, manager, member, partner or officer (or equivalent positions, including in non-U.S. jurisdictions) of any of the Group Companies. Each Group Company further agrees that no advancement or payment by any of the Affiliate Indemnitors on behalf of any such Indemnitee with respect to any claim for which such Indemnitee has sought indemnification from any of the Group Companies shall affect the foregoing rights and obligations, and the Affiliate Indemnitors shall be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnitee against any of the Group Companies, and the Group Companies shall cooperate with any Indemnitee pursuing such rights.

5.	Disclaimer and Limitation of Liability; Opportunities.

(a) Disclaimer. The Managers do not make any representations or warranties, express or implied, in respect of any services provided by each Manager hereunder, including the Financial Advisory Services.

(b) Limitation of Liability. With respect to this Agreement and any services provided hereunder including the Financial Advisory Services, the Managers will have no duty or obligation (legal, contractual or otherwise) to any Person except to the extent of its express contractual obligations to the Group Companies in this Agreement, and, with respect to those obligations, in no event will the Managers be liable to any of the Group Companies for (i) any act or alleged act, or any omission or alleged omission, that does not constitute willful misconduct by the Managers, as determined in a final, non-appealable judgment by a court of competent jurisdiction, (ii) any indirect, special, punitive, incidental, exemplary, expectancy or consequential damages, including lost profits, lost revenues, loss of opportunity or business interruption, whether or not such damages are foreseeable, or (iii) any third party claims (whether based in statute, contract, tort or otherwise). Additionally, in no event shall the aggregate liability of any Manager with respect to this Agreement and any services provided hereunder including the Financial Advisory Services exceed the fees received by such Manager pursuant to Section 2 of this Agreement. Aside from the Managers (whose liability, for the avoidance of doubt, will be subject to and governed by the preceding provisions of this Section 5(b)), no Indemnitee will have any liability whatsoever to any of the Group Companies or any of their direct or indirect subsidiaries for any actions, causes of action, suits, claims, counterclaims, judgments, awards, settlements, penalties, liabilities, damages, losses, costs or expenses of any kind whatsoever in any way arising out of or relating to this Agreement or any services provided hereunder including the Financial Advisory Services.

(c) Freedom to Pursue Opportunities, Etc. In recognition that the Managers and other Indemnitees have (and will continue to have) access to information about the Group Companies that will enhance such Indemnitees’ knowledge and understanding of the business of the Group Companies and the industries in which they operate, and have (and in the future will have or will consider) investments in numerous companies with respect to which the Managers or other Indemnitees may serve as an advisor, a director, manager, member, partner or in some other capacity (including in non-U.S. jurisdictions), and in recognition that the Managers and the other Indemnitees have myriad duties to various investors, partners and other Persons (which duties may change from time to time), and in anticipation that the Group Companies, on the one hand, and the Managers, the other Indemnitees and their respective affiliates, associated investment funds, portfolio companies and clients, on the other hand, may engage in the same or similar activities or lines of business or industries or markets and have an interest in the same or similar corporate opportunities, and in recognition of the benefits to be derived by the Group Companies hereunder and the difficulties that may confront any advisor who desires and endeavors to fully satisfy such advisor’s duties in determining the full scope of such duties in any particular situation, the provisions of this Section 5(c) are set forth to regulate, define and guide the conduct of certain affairs relating to or affecting the Group Companies as they may involve the Managers as a knowing, intentional and voluntarily entered into arrangement to appropriately and reasonably address such difficulties in order to procure for the Group Companies the Managers’ services hereunder. Accordingly, except as the Managers may otherwise agree in writing after the date of this Agreement, each of the Group Companies hereby agrees that:

(i) the Managers and the other Indemnitees will have the right: (A) to directly or indirectly engage in any business (including any business activities or lines of business that are the same as or similar to those pursued by, or competitive with or ancillary or related to, the Group Companies or any of their respective direct or indirect subsidiaries) or invest, own or deal in securities of, or finance, control or advise any other Person so engaged in any business, (B) to directly or indirectly do business with any client, supplier, counterparty, advisor, consultant, customer or other business relation of any of the Group Companies or any of their respective direct or indirect subsidiaries, (C) to disclose the terms of this Agreement or information about the Group Companies to any Bain Capital Fund or any affiliate, partner, investor, co-investor, officer, director, manager, member, employee or advisor of any Bain Capital Fund, and (D) to take any action that the Managers or any of the other Indemnitees believes in good faith is necessary to or desirable to fulfill their duties and obligations, as referenced in the first sentence of this Section 5(c), and (E) not to present potential transactions, investments, matters or business opportunities to the Group Companies or any of their respective affiliates, and to pursue, directly or indirectly, any such opportunity exclusively for their own account, or to direct any such opportunity to any other Person;

(ii) the Managers and the other Indemnitees will have no duty (legal, contractual or otherwise) to communicate or present any corporate opportunities to the Group Companies or any of their respective affiliates or to refrain from any actions specified in Section 5(c)(i) hereof, and each of the Group Companies, on their own behalf and on behalf of their respective current and future affiliates, hereby renounces and waives any right to require the Managers or any of the other Indemnitees to act in a manner inconsistent with the provisions of this Section 5(c);

(iii) the Managers and the other Indemnitees will not be liable to any of the Group Companies or any of their respective affiliates for breach of any duty (legal, contractual or otherwise) by reason of any activities or omissions of the types referred to in this Section 5(c) or of any such Indemnitee’s participation therein; and

(iv) there is no restriction on any Indemnitee’s using such knowledge and understanding in making investment, financing, voting, monitoring, control, governance, commercial or other decisions in relation to other Persons, transactions, opportunities and/or securities.

6.	Assignment, etc. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that, except as provided in the next sentence, no party hereto has the right to assign any of its rights or obligations under this Agreement without the prior written consent of each of the other parties. Notwithstanding the foregoing, (a) each Manager may assign all or part of its rights and obligations hereunder to any affiliate of such Manager that provides services similar to those called for by this Agreement, in which event such Manager will be released of all of its liabilities and obligations hereunder; and (b) in the event of a merger, reorganization, sale of substantially all the assets, Change of Control or similar transaction affecting any Group Company, the parties to such transaction shall make proper provisions such that the successor to such Group Company succeeds to all of the liabilities and obligations of such Group Company hereunder.

7.	Amendments and Waivers. No amendment or waiver of any term, provision or condition of this Agreement will be effective, unless in writing and signed, in the case of an amendment, by each Manager and the Company or, in the case of a waiver, by the party against whom such waiver is intended to be effective. No waiver on any one occasion will extend to, effect, or be construed as, a waiver of any right or remedy on any future occasion. No course of dealing of any Person nor any delay or omission in exercising any right or remedy will constitute an amendment of this Agreement or a waiver of any right or remedy of any party hereto.

8.	Governing Law; Jurisdiction.

(a) Choice of Law. This Agreement and any controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice or conflict of laws provision or rule that would require the application of the laws of any other jurisdiction.

(b) Consent to Jurisdiction. Each of the parties hereto agrees that all actions, suits or proceedings arising out of, based upon or relating to this Agreement or the subject matter hereof will be brought and maintained exclusively in the federal and state courts of the State of New York, City of New York, County of New York. Each of the parties hereto by execution hereof (i) hereby irrevocably submits to the jurisdiction of the federal and state courts in the State of New York, City of New York, County of New York for the purpose of any action, suit or proceeding arising out of or based upon this Agreement or the subject matter hereof, (ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that it is immune from extraterritorial injunctive relief or other injunctive relief, that its property is exempt or immune from attachment or execution, that any such action, suit or proceeding may not be brought or maintained in one of the above-named courts, that any such action, suit or proceeding brought or maintained in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred to any court other than one of the above-named courts, should be stayed by virtue of the pendency of any other action, suit or proceeding in any court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by any of the above-named courts and (iii) hereby agrees not to commence or maintain any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof other than before one of the above-named courts. Notwithstanding the foregoing, to the extent that any party hereto is or becomes a party in any litigation in connection with which it may assert indemnification rights set forth in this Agreement, the court in which such litigation is being heard will be deemed to be included in clause (i) above. Each of the parties hereto hereby consents to service of process in any such suit, action or proceeding in any manner permitted by the laws of the State of New York, agrees that service of process by registered or certified mail, return receipt requested, at the address specified in or pursuant to Section 10 hereof is reasonably calculated to give actual notice and waives and agrees not to assert by way of motion, as a defense or otherwise, in any such action, suit or proceeding any claim that service of process made in accordance with Section 10 hereof does not constitute good and sufficient service of process. The provisions of this Section 8 will not restrict the ability of any party to enforce in any court any judgment obtained in a court included (or desired to be included) in clause (i) above.

(c) Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH OF THE PARTIES HERETO HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT, OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, CAUSE OF ACTION, ACTION, SUIT OR PROCEEDING ARISING OUT OF, BASED UPON OR RELATING TO THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT OR TORT OR OTHERWISE. EACH OF THE PARTIES HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY EACH OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 8(C) CONSTITUTE A MATERIAL INDUCEMENT UPON WHICH SUCH PARTY IS RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. ANY OF THE PARTIES HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH OF THE PARTIES HERETO TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

9.	Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any prior communication or agreement with respect thereto.

10.

Notice. All notices, demands, and communications required or permitted under this Agreement will be in writing and will be effective if served upon such other party as specified below to the address set forth for it below (or to such other address as such party will have specified by notice in accordance with this Section 10 to each other party)

if (i) delivered personally, (ii) sent by certified or registered mail or by Federal Express, DHL, UPS or any other comparably reputable overnight courier service, postage prepaid, or (iii) sent by email and promptly followed by confirmation copy sent by any of the means provided in the preceding clause (ii), in each case, to the appropriate address specified below.

If to any of the Group Companies:

Blue Coat Systems, Inc.

420 N. Mary Ave.

Sunnyvale, CA 94085

Attention: Matthew MacKenzie

Email:

with a copy to:

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA 02118

Attention: William M. Shields and Charles F. Boer

Email: William.shields@ropesgray.com and Charles.boer@ropesgray.com

If to the Managers:

Bain Capital Partners, LLC

John Hancock Tower

200 Clarendon Street

Boston, MA 02116

Attention: Ian Loring, David Humphrey and Darren Abrahamson

Email: iloring@baincapital.com, dhumphrey@baincapital.com and dabrahamson@baincapital.com

and

Bain Capital Europe, LLP

Devonshire House

Mayfair Place

London W1J8AJ

Attention: Edward Han

Email: ehan@baincapital.com

with a copy to:

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA 02118

Attention: William M. Shields and Charles F. Boer

Email: William.shields@ropesgray.com and Charles.boer@ropesgray.com

Unless otherwise specified herein, such notices or other communications will be deemed effective, (a) on the date received, if personally delivered or sent by email between 9 am and 5 pm in the place of receipt, (b) on the business day after being received if sent by email other than between 9 am and 5 pm in the place of receipt, (c) one business day after being sent by Federal Express, DHL or UPS or other comparably reputable overnight delivery service or (d) five business days after being sent by registered or certified mail. Each of the parties hereto shall be entitled to specify a different address by giving notice as aforesaid to each of the other parties hereto.

11.	Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted reasonably to effect the intent of the parties hereto. The parties further agree to replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the purpose(s) of such illegal, void or unenforceable provision.

12.	Joint and Several Liability, Etc. Each agreement and other obligation of any Group Company hereunder shall be a joint and several obligation of all the Group Companies (including any future Group Company), regardless of whether such agreement or other obligation expressly provides for such joint and several liability. Parent shall cause any Group Company not already party to this Agreement and any Person that becomes a Group Company in the future to sign a counterpart signature page to this Agreement in furtherance of such joint and severally liability. Any payment obligation of the Company under this Agreement will be deemed satisfied by payment of the requisite amount(s) by any other Group Companies.

13.	Miscellaneous

(a) Counterparts. This Agreement may be executed in any number of counterparts (including by means of telecopied signature pages or signature pages in “.pdf”, “.tif” or similar format sent as an attachment to an electronic mail message) and/or by each of the parties hereto in separate counterparts, each of which when so executed will be deemed to be an original and all of which together will constitute one and the same agreement.

(b) Interpretation. The headings contained in this Agreement are for convenience of reference only and will not in any way affect the meaning or interpretation hereof. As used herein the word “including” shall be deemed to mean “including without limitation”. This Agreement reflects the mutual intent of the parties and no rule of construction against the drafting party shall apply.

(c) Definitions. As used in this Agreement, the following terms will have the meanings given below:

“Bain Capital Fund” means each Investing Fund and any other investment fund or investment vehicle that directly or indirectly controls, is controlled by or is under common control with any of the Investing Funds or that has the same general partner or primary investment advisor as any of the Investing Funds (or a general partner or primary investment advisor that controls, is controlled by or is under common control with the general partner or primary investment advisor of any of the Investing Funds).

“business day” means any day other than a Saturday or a Sunday or a weekday on which banks in New York City are authorized or required to be closed.

“Change of Control” means (i) any transaction or series of related transactions in which the Bain Capital Funds, the Managers and their respective affiliates dispose of or sell (whether by merger, sale of securities, recapitalization or reorganization) more than 50% of the total voting power or economic interest in Parent to one or more independent third parties; provided that such transaction shall constitute a Change of Control only if it results in the Bain Capital Funds, the Managers and their respective affiliates ceasing to have the power (whether by ownership of voting securities, contractual right or otherwise) collectively to elect a majority of the board of directors of Parent, or (ii) a sale or disposition of all or substantially all of the assets of the Group Companies on a consolidated basis other than to an entity with respect to which, following such sale or other disposition, at least 50% of the combined voting power of the then outstanding voting securities of such entity is then beneficially owned, directly or indirectly, by the Bain Capital Funds, the Managers and their respective affiliates.

“Consolidated EBITDA” shall have the meaning set forth in that certain Credit Agreement, dated as of the date hereof (as amended from time to time), by and among Intermediate Holdings B, Acquisition Sub, Jefferies Finance LLC and the other parties thereto, or if no such agreement is in effect, “Consolidated EBITDA” shall be reasonably determined by the board of directors of Parent.

“Group Company” means each of Parent, Intermediate Holdings, Holdings, and the Company and any Person that becomes a direct or indirect subsidiary of Parent from time to time.

“Initial Public Offering” means the initial public offering and sale of common stock of any Group Company or any direct or indirect subsidiary thereof for cash pursuant to an effective registration statement under the Securities Act of 1933, as in effect from time to time, registered on Form S-1 (or any successor form under the Securities Act of 1933, as in effect from time to time).

“Investing Fund” means each of Bain Capital Fund XI, L.P. and Bain Capital Europe Fund IV, L.P.

“Person” means any individual or corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, or other entity of any kind.

“Pre-LOI Period” means, in relation to a particular transaction giving rise to the payment of a Subsequent Transaction Fee, the period of time ending the day prior to the earlier of (i) the date that a letter of intent or similar document is signed with respect to the transaction and (ii) the date that the board of directors (or similar governing body) of the relevant Group Company approves the Subsequent Transaction.

“Post-LOI Period” means the period of time commencing the day after the Pre-LOI Period ends.

“Related Person” means, with respect to the Managers or any Bain Capital Fund, any former, current or future (direct or indirect) director, officer, employee, agent, advisor, general or limited partner, manager, management company, member, stockholder, affiliate, associated investment fund, fiduciary, controlling person, representative or assignee of such Person or any former, current or future (direct or indirect) director, officer, employee, agent, advisor, general or limited partner, manager, management company, member, stockholder, affiliate, associated investment fund, fiduciary, controlling person, representative or assignee of any of the foregoing, excluding in each case (i) the Group Companies and their respective direct and indirect subsidiaries and (ii) any Person that would otherwise qualify as a Related Person solely by reason of its affiliation or service relationship with any of the Group Companies or any of their respective direct or indirect subsidiaries.

“Subsequent Transaction” means any financing or refinancing, recapitalization, reorganization, restructuring, offering of debt or equity securities, acquisition, disposition, merger, joint venture or other business combination or Change of Control transaction involving any of the Group Companies and/or any of their direct or indirect subsidiaries.

(d) No Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and its respective successors and permitted assigns, and it is not the intention of the parties to confer, and, except for Indemnitees and Affiliate Indemnitors and their respective successors (but subject to the exclusive right of the Managers to exercise and enforce the rights of the same), no provision hereof shall confer, third party beneficiary rights upon any other Person.

[The remainder of this page is intentionally left blank. Signatures immediately follow.]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf as an instrument under seal as of the date first written above by its duly authorized officer or representative.

COMPANY:	BLUE COAT SYSTEMS, INC.

/s/ Matthew MacKenzie
Name: Matthew MacKenzie
Title: Chief Administrative Officer, General Counsel & Secretary

OTHER GROUP COMPANY:	BATMAN HOLDINGS INC.

/s/ Matthew MacKenzie
Name: Matthew MacKenzie
Title: Chief Administrative Officer, General Counsel & Secretary

OTHER GROUP COMPANY:	BATMAN INTERMEDIATE HOLDINGS A, INC.

/s/ Matthew MacKenzie
Name: Matthew MacKenzie
Title: Chief Administrative Officer, General Counsel & Secretary

OTHER GROUP COMPANY:	BATMAN INTERMEDIATE HOLDINGS B, INC.

/s/ Matthew MacKenzie
Name: Matthew MacKenzie
Title: Chief Administrative Officer, General Counsel & Secretary

OTHER GROUP COMPANY:	BLUE COAT HOLDINGS, INC.

/s/ Matthew MacKenzie
Name: Matthew MacKenzie
Title: Chief Administrative Officer, General Counsel & Secretary

Signature Page to Management Agreement

MANAGER:	BAIN CAPITAL PARTNERS, LLC

/s/ David Hutchins
Name: David Hutchins
Title: Authorized Signatory

Signature Page to Management Agreement

MANAGER:	BAIN CAPITAL EUROPE, LLP

	By:	/s/ Edward Han
	Name:	Edward Han
	Title:	Authorized Signatory

Signature Page to Management Agreement

Schedule 1 to

Management Agreement

Wire Transfer Instructions:

Bank:
ABA:
For:
Acct#:
To Further Credit:
Acct#: